EXHIBIT 99.1
WINDSTREAM 401(k) PLAN

TABLE OF CONTENTS

PREAMBLE	1

ARTICLE I DEFINITIONS	2
1.01 Beneficiary	2
1.02 Board of Directors	2
1.03 Catch-Up Contributions	2
1.04 Code	2
1.05 Committee	2
1.06 Company	2
1.07 Compensation	3
1.08 Controlled Group	3
1.09 Effective Date	3
1.10 Eligible Employee	3
1.11 Employee	4
1.12 Employer	5
1.13 Employer Contribution	5
1.14 ERISA	5
1.15 Highly Compensated Employee	5
1.16 Hour of Service	6
1.17 Investment Fund	6
1.18 Matching Employer	6
1.19 Nonhighly Compensated Employee	6
1.20 Normal Retirement Age	7
1.21 Participant	7
1.22 Plan	7
1.23 Plan Administrator	7
1.24 Plan Year	7
1.25 Prior Plan	7
1.26 Reemployment Commencement Date	7
1.27 Rollover Contribution	7
1.28 Safe Harbor Employer Matching Contribution	7
1.29 Salary Deferral Contribution	8
1.30 Separate Account	8
1.31 Settlement Date	8
1.32 Spouse	8
1.33 Sub-Account	8
1.34 Supplemental Employer Matching Contribution	8
1.35 Total and Permanent Disability	8
1.36 Trust	8
1.37 Trust Agreement	8
1.38 Trustee	9
1.39 Trust Fund	9
1.40 Valuation Date	9
ARTICLE II ADMINISTRATION	10
2.01 Plan Administrator	10
2.02 Allocation of Authority and Responsibility Among Named Fiduciaries	10
2.03 Rights, Powers and Duties of the Plan Administrator	10
2.04 Discharge of Duties	11
2.05 Indemnification	12
2.06 Compensation and Expenses	12
2.07 Administrative Expenses	12
ARTICLE III GENERAL PROVISIONS	13
3.01 Adoption of the Plan by Other Employers	13
 (i)

3.02 No Contract of Employment	13
3.03 Restrictions Upon Assignments and Creditor’s Claims	13
3.04 Facility of Payment	14
3.05 Restriction of Claims Against Trust	14
3.06 Benefits Payable from Trust	14
3.07 Merger and Transfer of Assets or Liabilities	14
3.08 Applicable Law	15
3.09 Reversion of Employer Contributions	15
3.10 Qualified Military Service Rights	15
3.11 Electronic Disclosure and Signatures	15
3.12 404(c) Protection	15
ARTICLE IV CLAIMS PROCEDURES	17
4.01 Claim for Benefits	17
4.02 Review	17
4.03 Exhaustion of Remedies	18
ARTICLE V AMENDMENT AND TERMINATION	20
5.01 Amendment and Termination of the Plan	20
5.02 Procedure Upon Termination	20
5.03 Non-Forfeitability Upon Termination of Plan	21
5.04 Reorganization	21
5.05 Withdrawal of an Employer	21
ARTICLE VI TRUST AGREEMENT AND TRUST FUND	23
6.01 Trust Agreement and Trust Fund	23
6.02 Irrevocability	23
6.03 Benefits Payable Only from Trust Fund	23
6.04 Optional Provision for Benefits	23
6.05 Commingling Authorized	24
ARTICLE VII LIMITATIONS ON CONTRIBUTIONS	25
7.01 Definitions	25
7.02 Code Section 402(g) Limit	25
7.03 Distribution of Excess Deferrals	26
7.04 Limitation on Salary Deferral and Employer Matching Contributions of Highly Compensated Employees	26
7.05 Code Section 415 Limitations on Crediting of Contributions and Forfeitures	28
7.06 Coverage Under Other Qualified Defined Contribution Plan	29
7.07 Scope of Limitations	29
7.08 Separate Testing	29
ARTICLE VIII TOP-HEAVY PROVISIONS	30
8.01 Definitions	30
8.02 Applicability	32
8.03 Minimum Employer Contribution	33
8.04 Coordination with Other Plans	33
8.05 Accelerated Vesting	33
ARTICLE IX SERVICE AND VESTING	35
9.01 Crediting of Hours of Service	35
9.02 Service Crediting for Certain Employees	35
9.03 Full Vesting	35
ARTICLE X ELIGIBILITY AND PARTICIPATION	36
10.01 Eligibility and Participation	36
10.02 Termination and Rehiring	36
10.03 Duration of Participation	37
ARTICLE XI INVESTMENT FUNDS, ACCOUNTING, AND SEPARATE ACCOUNTS	38
11.01 Investment Funds	38
11.02 Participant Loans	38
 (ii)

11.03 Participant Investment Elections	38
11.04 Change of Investment Elections	38
11.05 Transfers Among Investment Funds	38
11.06 Allocation of Earnings or Losses to Separate Accounts	39
11.07 Separate Accounts	40
11.08 Sub-Accounts	40
11.09 No Participant Investment Election	40
ARTICLE XII SALARY DEFERRAL CONTRIBUTIONS AND ROLLOVER CONTRIBUTIONS	41
12.01 Salary Deferral Contributions	41
12.02 Amount of Salary Deferral Contributions	41
12.03 Changes in Salary Reduction Agreement	41
12.04 Suspension of Salary Deferral Contributions	41
12.05 Resumption of Salary Deferral Contributions	42
12.06 Delivery and Crediting of Salary Deferral Contributions	42
12.07 Limitations on Salary Deferral Contributions	42
12.08 Rollover Contributions	42
12.09 Catch-Up Contributions	43
ARTICLE XIII EMPLOYER CONTRIBUTIONS AND ALLOCATIONS	44
13.01 Safe Harbor Employer Matching Contributions	44
13.02 Supplemental Employer Matching Contributions	44
13.03 Timing of Employer Contributions	45
13.04 Suspense Account Reduction	45
13.05 Limitations on Employer Contributions	45
13.06 Overriding Provisions Regarding Collective Bargaining Agreements	45
ARTICLE XIV DISTRIBUTIONS	46
14.01 Distributions	46
14.02 Distributions to Beneficiaries	46
14.03 Administrative Powers Relating to Payments	46
14.04 Reemployment	46
ARTICLE XV FORMS OF PAYMENT	47
15.01 Method of Distribution	47
15.02 Consent and Timing	47
15.03 Notice Regarding Distribution	47
15.04 Small Benefit Cash-Out	48
15.05 Direct Rollover Requirements	48
15.06 Amount and Timing of Distribution	49
15.07 Form of Election	49
ARTICLE XVI MINIMUM REQUIRED DISTRIBUTIONS	50
16.01 General Rules	50
16.02 Time and Manner of Distribution	50
16.03 Required Minimum Distributions During Participant’s Lifetime	52
16.04 Required Minimum Distributions After Participant’s Death	52
16.05 Definitions	54
ARTICLE XVII BENEFICIARIES	56
17.01 Designation of Beneficiary	56
17.02 Spousal Consent Requirements	56
17.03 No Beneficiary	56
17.04 Reliance	56
ARTICLE XVIII LOANS	58
18.01 Application for Loan	58
18.02 Reduction of Account Upon Distribution	58
18.03 Requirements to Prevent a Taxable Distribution	58
18.04 Administration of Loans	59
18.05 Default	59
 (iii)

ARTICLE XIX IN-SERVICE WITHDRAWALS	61
ARTICLE XX MERGER OF CERTAIN PLANS INTO THE PLAN	64
20.01 In General	64
20.02 [Reserved]	64
ARTICLE XXI TRANSFER OF CERTAIN BENEFITS TO THE PLAN FROM THE ALLTEL CORPORATION 401(k) PLAN	65
21.01 Definitions	65
21.02 Transfer of Accounts	65
21.03 Establishment of Accounts	66
21.04 Elections, Waivers, and Beneficiary Designations	66
21.05 Outstanding Loans	66
21.06 Domestic Relations Orders	66
21.07 Vested Interest of Transfer Employees	66
21.08 Hardship Withdrawals	66
21.09 Alltel Stock Fund	67
21.10 Safe Harbor Continuation	67
21.11 Installment Form for Beneficiaries	67
21.12 Service Crediting	68
21.13 Overriding Provisions	68
ARTICLE XXII EFFECTIVE DATES	69
22.01 Effective Date	69
22.02 EGTRRA Effective Dates	69
 (iv)

WINDSTREAM 401(k) PLAN
PREAMBLE
The Company hereby establishes the Windstream 401(k) Plan effective as of July 1, 2006.
The Plan is intended to qualify as a profit-sharing plan for all purposes of the Code, ERISA and any other relevant purpose, notwithstanding that contributions may or may not be made without regard to current or accumulated profits of the employer and without regard to whether contributions may or may not be discretionary. The Plan includes a cash or deferred arrangement that is intended to qualify under Section 401(k) of the Code. The Plan is maintained for the exclusive benefit of eligible employees and their beneficiaries.

ARTICLE I
DEFINITIONS
Whenever used herein with the initial letter capitalized, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. For purposes of construction of the Plan, the masculine term shall include the feminine and the singular shall include the plural in all cases in which they could thus be applied.
1.01	Beneficiary

The person or persons entitled under the provisions of the Plan to receive distribution hereunder in the event the Participant dies before receiving distribution of his entire vested interest under the Plan.

1.02	Board of Directors

The Board of Directors of the Company.

1.03	Catch-Up Contributions

The amount contributed to the Plan on a Participant’s behalf by his Employer in accordance with his salary reduction agreement under Section 12.09 of the Plan and Section 414(v) of the Code.

1.04	Code

The Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

1.05	Committee

The committee that may be established pursuant to Section 2.07.

1.06	Company

Alltel Holding Corp., its corporate successors, and the surviving corporation resulting from any merger (or consolidation) of Alltel Holding Corp. with any other corporation, including, following the merger of Alltel Holding Corp. and Valor Communications Group, Inc., the merged company to be known as Windstream Corporation, and its successor or successors.

1.07	Compensation

The sum of:
(a)	the amounts actually paid to an Eligible Employee by the Employer for services rendered as reported on the Eligible Employee’s federal income tax withholding statement (Form W-2) or its subsequent equivalent for the applicable calendar year; exclusive however, of any such amounts that would not be subject to tax (for the purposes of the Federal Insurance Contributions Act) under Section 3101(a) of the Code without the dollar limitation of Section 3121(a)(1) of the Code, exclusive of relocation pay, any non-cash compensation, and allowances for cost-of-living other than allowances for international cost-of-living, and exclusive of deferred compensation whether in the year deferred or in the year earned or actually paid; and

(b)	any amounts that would have been includible in the Employee’s Compensation as described in (a) above for such calendar year if they had not received special tax treatment because they were deferred by the Eligible Employee under the Plan through a salary reduction agreement pursuant to Section 401(k) of the Code or Section 132(f) of the Code or under a “cafeteria plan” as defined in Section 125 of the Code.
In no event, however, shall the Compensation of a Participant taken into account under the Plan for a Plan Year exceed the dollar limitation under Section 401(a)(17)(A) of the Code, subject to adjustment annually as provided in Section 401(a)(17)(B) and Section 415(d) of the Code.

1.08	Controlled Group

An Employer and any and all other corporations, trades, businesses, or organizations, the employees of which together with the employees of the Employer are required, pursuant to the applicable provisions of Section 414(b), (c), or (m) of the Code, to be treated as if they were employed by a single employer.

1.09	Effective Date

July 1, 2006.

1.10	Eligible Employee

Each Employee of the Employer, except
(a)	an Employee covered by a collective bargaining agreement between an Employer and a representative of such Employee that does not specifically provide for coverage under the Plan; provided, however,

that if an Employee ceases to be covered by a collective bargaining agreement (other than by a transfer of employment) such an Employee shall not become an Eligible Employee unless coverage under the Plan is specifically extended to such an Employee by an amendment to the Plan,

(b)	any person who is a nonresident alien and who receives no earned income (within the meaning of Section 911(b) of the Code) from the Employer that constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code),

(c)	a leased employee (as hereinafter defined),

(d)	any person whose compensation from the Employer is not regularly stated compensation on a salaried or hourly wage basis,

(e)	any person who is not treated by the Employer as an employee for purposes of Section 3401 of the Code (without regard to any determination other than by the Employer that such person is or is not an employee for purposes of Section 3401 of the Code), without regard to any retroactive treatment by the Employer of such person as an employee for purposes of Section 3401 of the Code, or

(f)	for pay periods during the Plan Year ending December 31, 2006, any person who is employed by a Valor Communications Group, Inc. or related entity operating unit or business operation acquired in connection with the AGREEMENT AND PLAN OF MERGER dated December 8, 2005 among Alltel Corporation, Alltel Holding Corp. and Valor Communications Group, Inc. (including any person who becomes employed or reemployed in a “Valor” operating unit or business operation after the consummation of the merger) and any Employee identified by Employer internal payroll company codes 400, 825, 951, and 952.
1.11	Employee

A person employed (as a common law employee) by the Controlled Group.

“Employee” shall include any “leased employee” (as hereinafter defined); provided, however, contributions or benefits provided by the leasing organization which are attributable to services performed for the Employer shall be treated as provided by the Employer. The term “leased employee” means any person who, pursuant to an agreement between the Employer and any other person (“leasing organization”), has performed services for the Employer (or for the Employer and related persons determined in accordance with Section 414(n) of the Code) on a substantially full-time basis for a period of at least one year, if such services are performed under the primary direction or control of the recipient. Notwithstanding the foregoing, a leased employee shall not be considered an Employee for any Plan Year if such leased employees constitute less than 20% of the number of the Employer’s Nonhighly Compensated Employees within the meaning of Section 414(n)(5)(C)(ii) of the Code and if during such Plan Year the leased employee is covered by a plan described in Section 414(n)(5)(B) of the Code. A leased employee is not eligible to participate in the Plan unless he actually becomes an Employee (and an Eligible Employee) without regard to this paragraph.

1.12	Employer

The Company, and any other member of the Controlled Group that has adopted the Plan pursuant to Section 3.01.

1.13	Employer Contribution

Any Employer contribution made pursuant to Article XIII.

1.14	ERISA

The Employee Retirement Income Security Act of 1974, as the same has been and may be amended from time to time. Reference to a section of ERISA includes such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

1.15	Highly Compensated Employee

For a particular Plan Year, an Employee or former Employee who is a highly compensated active employee or a highly compensated former employee as defined hereunder.
(a)	A “highly compensated active employee” includes any Employee who performs services for an Employer during the Plan Year and who (i) was a five percent owner within the meaning of Section 414(q)(2) of the Code at any time during the Plan Year or the look back year or (ii) received compensation from the Controlled Group during the look back year in excess of $80,000 (subject to adjustment annually at the same time and in the same manner as under Section 415(d) of the Code) and the Employee is in the top paid group of employees within the meaning of Section 414(q)(3) of the Code for the preceding Plan Year.

(b)	A “highly compensated former employee” includes any Employee who (1) separated from service from the Controlled Group (or is deemed to have separated from service from the Controlled Group) prior to the Plan Year, (2) performed no services for the Controlled Group during the Plan Year, and (3) for either the separation year or any Plan Year ending on or after the date the Employee attains age 55, was a highly compensated active employee, as determined under the rules in effect under Section 414(q) of the Code for such year.

(c)	The determination of who is a Highly Compensated Employee hereunder, including, if applicable, determinations as to the number and identity of employees in the top paid group, shall be made in accordance with the provisions of Section 414(q) of the Code and regulations issued thereunder.

(d)	For purposes of this definition, the following terms have the following meanings:
(1)	An employee’s “compensation” means compensation as defined in Section 415(c)(3) of the Code and regulations issued thereunder.

(2)	The “look back year” means the 12-month period immediately preceding the Plan Year.

(3)	The term “top-paid group of Employees” shall mean that group of Employees of the Controlled Group consisting of the top 20 percent of such Employees when ranked on the basis of compensation paid by the Controlled Group during the Plan Year.
1.16	Hour of Service

Each hour, if any, that may be credited to a person in accordance with the provisions of Article IX.

1.17	Investment Fund

Any investment fund maintained or established from time to time under Article XI.

1.18	Matching Employer

With respect to Safe Harbor Employer Matching Contributions, the Company and any other member of the Controlled Group that is an Employer hereunder. With respect to Supplemental Matching Employer Contributions, each Employer that has elected to make Supplemental Employer Matching Contributions to the Plan.

1.19	Nonhighly Compensated Employee

Any Employee who is not a Highly Compensated Employee.

1.20	Normal Retirement Age

The date an Employee attains age 65.

1.21	Participant

A person who fulfills the eligibility requirements as provided in the Plan to become a Participant and who continues to qualify as a Participant in accordance with the Plan’s provisions.

1.22	Plan

The Windstream 401(k) Plan, as set forth herein and as amended from time to time.

1.23	Plan Administrator

The Benefits Committee, which shall serve pursuant to the terms of Article II. If the Benefits Committee has not been established by the Company or ceases to exist, then the Company shall serve as plan administrator pursuant to the terms of Article II.

1.24	Plan Year

The short plan year beginning July 1, 2006 and ending December 31, 2006 and, thereafter, the twelve-month period which begins on the first day of January and which ends on the last day of December.

1.25	Prior Plan

Any other qualified plan that is merged into the Plan under Article XX.

1.26	Reemployment Commencement Date

The date on which an Employee first performs an Hour of Service following a termination of employment with the Controlled Group.

1.27	Rollover Contribution

Any rollover contribution to the Plan made by an Eligible Employee pursuant to Section 12.08.

1.28	Safe Harbor Employer Matching Contribution

An Employer matching contribution made pursuant to Section 13.01

1.29	Salary Deferral Contribution

The amount contributed to the Plan on a Participant’s behalf by his Employer in accordance with his salary reduction agreement executed pursuant to Article XII.

1.30	Separate Account

The separate account maintained in the name of a Participant that reflects his interest in the Trust Fund and any Sub-Accounts established thereunder, as provided in Article XI.

1.31	Settlement Date

The date on which a Participant’s interest under the Plan becomes distributable in accordance with Article XIV and Article XV following his “severance from employment” within the meaning of Section 401(k)(2)(B)(i)(I) of the Code.

1.32	Spouse

The person to whom a Participant is legally married at the time in question.

1.33	Sub-Account

Any of the individual sub-accounts of a Participant’s Separate Account that is maintained as provided in Article XI.

1.34	Supplemental Employer Matching Contribution

A discretionary Employer matching contribution made pursuant to Section 13.02.

1.35	Total and Permanent Disability

Permanent incapacity resulting in a Participant qualifying for benefits under the Employer’s long-term disability plan.

1.36	Trust

The trust maintained by the Trustee under the Trust Agreement.

1.37	Trust Agreement

The agreement between the Company and the Trustee establishing or maintaining the Windstream 401(k) Plan Trust, as amended from time to time.

1.38	Trustee

The entity or individual or individuals designated under the Trust Agreement and includes and denotes any successor or successor in trust under the Trust Agreement, unless the context clearly indicates a contrary intention.

1.39	Trust Fund

All cash, securities, real estate, or any other property held by the Trustee pursuant to the terms of the Trust Agreement, together with the income therefrom.

1.40	Valuation Date

Each date (or dates) as may be established from time to time by the Plan Administrator, which shall not be less frequent than once during each calendar month.

ARTICLE II
ADMINISTRATION
2.01	Plan Administrator

The Benefits Committee shall be the Plan Administrator and shall be the administrator for purposes of ERISA and the plan administrator for purposes of the Code.

2.02	Allocation of Authority and Responsibility Among Named Fiduciaries

The Company, the Plan Administrator, Investment Committee and the Trustee shall be “named fiduciaries” as defined in Section 402(a)(2) of ERISA. The Company or its delegate shall have the sole responsibility for appointing one or more trustees as the Trustee. The Plan Administrator shall have the sole responsibility for the administration of the Plan as provided herein. Except to the extent that an investment manager has been appointed, the Investment Committee and the Trustee shall have the responsibility for the administration and management of the Trust Fund, in accordance with the provisions of the Trust Agreement. Each named fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan, unless inconsistent with applicable law. Each named fiduciary may rely on any direction, information or action of another named fiduciary. It is intended under the Plan that each named fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan and shall not be responsible for any act or failure to act of another fiduciary (including named fiduciaries) if the responsibility or authority of the act or failure to act was not within the scope of the named fiduciary’s authority or delegated responsibility. No fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset values.

2.03	Rights, Powers and Duties of the Plan Administrator

The Plan Administrator shall have all such powers and authority as may be necessary to discharge its responsibilities under the Plan, including the following rights, powers, and responsibilities:
(a)	The Plan Administrator shall direct the Trustee in writing to make payments from the Trust Fund to persons who qualify for such payments hereunder. Such written order to the Trustee shall specify the name of the person, his address, and the amount and frequency of such payments. Benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to the benefits under the Plan. The Plan Administrator shall have the discretionary power and authority to interpret and construe the provisions of the Plan and to make factual determinations in deciding whether an applicant is entitled to benefits under the Plan.

(b)	The Plan Administrator shall have the sole responsibility for the administration of the Plan; and, except as herein expressly provided, the Plan Administrator shall have the exclusive discretionary power and authority to interpret and construe the provisions of the Plan and to determine any question arising hereunder or in connection with the administration of the Plan, including the remedying of any omission, inconsistency or ambiguity, and its decision or action in respect thereof shall be conclusive and binding upon any and all Participants, Beneficiaries, and their heirs, distributees, executors, administrators and assigns.

(c)	The Plan Administrator shall resolve all questions relating to participation in the Plan and determine the amount, manner, and timing of the payment of benefits under the Plan.

(d)	The Plan Administrator shall maintain such records as it determines are necessary, appropriate, or convenient to properly administer the Plan.

(e)	The Plan Administrator may adopt rules and procedures for the administration of the Plan that are consistent with the terms of the Plan.

(f)	The Plan Administrator may employ such counsel and agents for administrative, clerical, legal, medical, accounting, or other services as it may require in carrying out the provisions of the Plan.

(g)	The Plan Administrator shall prepare and distribute to Participants or their Beneficiaries all information required under federal law or by the other provisions of the Plan.

(h)	The Plan Administrator shall prepare and file all reports or other information required by applicable law.

(i)	The Plan Administrator may delegate all or some of its rights, powers and duties to a delegate, and the exercise of such rights, powers and duties by the delegate shall have the same force and effect as if exercised by the Plan Administrator.
2.04	Discharge of Duties

Each fiduciary under the Plan shall discharge its duties solely in the interest of Participants and their Beneficiaries in accordance with the applicable provisions of Section 404 of ERISA.

2.05	Indemnification

The Company shall indemnify any officer, director, or employee of a member of the Controlled Group to whom any power, authority, or responsibility is allocated or delegated for any liability actually and reasonably incurred with respect to the exercise or failure to exercise such power, authority, or responsibility, unless such liability results from such person’s own gross negligence or willful misconduct.

2.06	Compensation and Expenses

No person who already receives full-time pay from a member of the Controlled Group shall receive compensation from the Plan, except for reimbursement of expenses properly and actually incurred.

2.07	Administrative Expenses

All reasonable expenses of administering the Plan and Trust, including the compensation of all persons employed by the Plan Administrator, shall be paid out of the Trust Fund; provided, however that the Company and/or the other Employers may elect to make payment of the expenses directly from its and/or their general assets. Any expenses to be paid by the Trustee out of the Trust Fund shall be approved by the Plan Administrator before payment by the Trustee.

ARTICLE III
GENERAL PROVISIONS
3.01	Adoption of the Plan by Other Employers

Any member of the Controlled Group may, with the consent of the Company, adopt the Plan and thereby become an Employer hereunder by executing an instrument evidencing such adoption on the order of its board of directors or other organizational authority.

3.02	No Contract of Employment

Nothing herein contained shall be construed to constitute a contract of employment between the Employer and any Employee nor shall the maintenance of the Plan affect the Employer’s right to discharge or otherwise discipline Employees. The employment records of the Employer and the Trustee’s records shall be final and binding upon all Employees as to eligibility and participation.

3.03	Restrictions Upon Assignments and Creditor’s Claims
(a)	Except as may be otherwise provided in the Plan, Section 401(a)(13)(B) of the Code (relating to qualified domestic relations orders), Sections 401(a)(13)(C) and (D) of the Code (relating to offsets ordered or required under a criminal conviction involving the Plan, a civil judgment in connection with a violation or alleged violation of fiduciary responsibilities under ERISA, or a settlement agreement between the Participant and the Department of Labor in connection with a violation or alleged violation of fiduciary responsibilities under ERISA), Section 1.401(a)-13(b)(2) of the Treasury Regulations (relating to Federal tax levies), or as otherwise required by law, no benefit under the Plan at any time shall be subject in any manner to anticipation, alienation, assignment (either at law or in equity), encumbrance, garnishment, levy, execution, or other legal or equitable process; and no person shall have the power in any manner to anticipate, transfer, assign (either at law or in equity), alienate or subject to attachment, garnishment, execution, levy or any other legal or equitable proceeding or process or in any way encumber his benefits under the Plan, or any part thereof, and any attempt to do so shall be void.

(b)	The Plan Administrator shall establish a procedure to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. The Plan Administrator shall promptly notify the Participant and each alternate payee of the receipt of any State domestic relations order and the procedure which the Plan Administrator will follow in determining whether the order constitutes a qualified domestic relations order, as defined in Section 414(p) of the Code. A distribution to an alternate payee under a qualified domestic relations order may be made as soon as practicable after the issuance of the qualified domestic relations order and receipt and approval of the order as qualified by the Plan Administrator, provided the terms of the qualified domestic relations order permit payment of the distribution.
3.04	Facility of Payment

If any person to whom a benefit under the Plan is payable is unable to care for his affairs because of illness, accident or legal incompetence, any payment due may be paid, in the discretion of the Plan Administrator, to the Spouse, child, brother or sister of such person, or to any other persons deemed by the Plan Administrator to be maintaining or responsible for the maintenance of such person (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative). Any payment made in accordance with the provisions of this Section 3.04 shall be a complete discharge of any liabilities of the Plan with respect to the benefit so paid.

3.05	Restriction of Claims Against Trust

The Trust and the corpus and income thereof shall not be subject to the rights or claims of any creditor of the Employer or Controlled Group. Neither the establishment of the Trust, the modification of the Trust Agreement, the creation of any fund or account, nor the payment of any benefits shall be construed as giving any Participant or any other person any legal or equitable rights against the Controlled Group or any of its officers, employees, directors, or shareholders, or the Trustee unless the same shall be specifically provided for in the Plan.

3.06	Benefits Payable from Trust

All benefits payable under the Plan shall be paid or provided for solely from the Trust.

3.07	Merger and Transfer of Assets or Liabilities

The Plan shall not be merged or consolidated with any other plan, nor shall any assets or liabilities of the Plan be transferred to another plan, unless, immediately after such merger, consolidation, or transfer of assets, each Participant would receive a benefit having a value equal to or greater than the benefit he would have received if the Plan had terminated immediately prior to the merger, consolidation or transfer.

3.08	Applicable Law

To the extent not preempted by federal law, the provisions of the Plan shall be construed, regulated, and administered in accordance with the laws of the State of Delaware. The invalidity or illegality of any provision of the Plan shall not affect the legality or validity of any other part thereof.

3.09	Reversion of Employer Contributions

At no time shall any part of the corpus or income of the Trust Fund be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries. Notwithstanding the foregoing, if a contribution to the Trust is made by the Employer by a mistake in fact, such contribution shall be returned to the Employer within one year after the payment of the contribution to the Trust if the Employer so directs. If a contribution by the Employer is conditioned on initial qualification of the Plan under Section 401 of the Code, and if the Plan does not qualify, then such contribution shall be returned to the Employer within one year after the date of denial of qualification of the Plan. If a contribution to the Trust is not fully deductible by the Employer under Section 404 of the Code, then, to the extent the deduction is disallowed, such a contribution may be returned to the Employer if the Employer so directs within one year after the disallowance of the deduction. Unless otherwise specified in writing, contributions made by the Employer to the Trust shall be deemed to be conditioned upon the initial qualification of the Plan under Section 401(a) of the Code, the exempt status of the Trust under Section 501(a) of the Code, and the deductibility of the contribution under Section 404 of the Code.

3.10	Qualified Military Service Rights

Notwithstanding any other provision of the Plan to the contrary, contributions, benefits, and service with respect to qualified military services shall be provided in accordance with Section 414(u) of the Code. The Plan Administrator shall notify the Trustee of any Participant with respect to whom additional contributions are made because of qualified military service.

3.11	Electronic Disclosure and Signatures

Any communication or disclosure to or from Participants and/or Beneficiaries that is required under the terms of the Plan to be made in writing may be provided in any other medium (electronic, telephonic, or otherwise) that is acceptable to the Plan Administrator and permitted under applicable law.

3.12	404(c) Protection

The Plan is intended to constitute a plan described in Section 404(c) of ERISA and regulations issued thereunder. The fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of investment instructions given by a Participant, his Beneficiary, or an alternate payee under a qualified domestic relations order.

ARTICLE IV
CLAIMS PROCEDURES
4.01	Claim for Benefits

If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Plan Administrator shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be furnished to the claimant within a reasonable period of time but not later than 90 days after such claim was filed (plus an additional 90 days if the Plan Administrator determines additional time is required on account of special circumstances for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period). The notice issued by the Plan Administrator shall be written in a manner calculated to be understood by the claimant, and shall include the following:
(a)	the specific reason or reasons for any adverse benefit determination;

(b)	the specific Plan provisions on which any adverse benefit determination is based;

(c)	a description of any further material or information which is necessary for the claimant to perfect his claim and an explanation of why the material or information is needed;

(d)	an explanation of the Plan’s claim review procedures, including the time limits applicable to the Plan’s claim review procedures, and

(e)	and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review
4.02	Review

If the Plan Administrator denies a claim for benefits in whole or in part, the claimant or his duly authorized representative may submit to the Plan Administrator a written request for review of the adverse benefit determination within 60 days of the receipt of the notice of adverse benefit determination, which request shall contain the following information:
(a)	the date on which the claimant’s request was filed with the Plan Administrator; provided, however, that the date on which the claimant’s request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the claimant pursuant to this paragraph (a);

(b)	the specific portions of the adverse benefit determination which the claimant requests the Plan Administrator to review;

(c)	a statement by the claimant setting forth the basis upon which he believes the Plan Administrator should reverse the previous adverse benefit determination and accept his claim as made; and

(d)	any written material (offered as exhibits) which the Claimant desires the Plan Administrator to examine in its consideration of his position as stated pursuant to paragraph (c).
The claimant or his duly authorized representative may:
(a)	review pertinent documents (or, upon written request and free of charge, obtain copies of all documents, records, and other information relevant to the claimant’s claim for benefits); and

(b)	submit written comments, documents, records and other information relating to the claim for benefits.
The Plan Administrator’s review shall take into account all comments, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall furnish a written decision on review not later than 60 days after receipt of the written request for review of the adverse benefit determination, unless special circumstances require an extension of the time for processing the appeal. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension, and the Plan Administrator shall furnish a written decision on review not later than 120 days after receipt of the written request for review of the adverse benefit determination. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination on review, shall include (i) specific reasons for the decision, (ii) references to the specific Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, (iv) a statement that there is no voluntary appeal procedure offered by the Plan, and (v) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
4.03	Exhaustion of Remedies

No civil action for benefits under the Plan shall be brought unless and until the aggrieved person has (1) submitted a written claim for benefits in accordance with this Article IV within twelve months of the date the first payment (or contribution or amount, as applicable) would have been due the aggrieved person under the Plan, (ii) been notified by the Plan Administrator that the claim has been denied, (iii) filed a written request for a review of the claim in accordance with this Article IV, (iv) been notified in writing of an adverse benefit determination on review, and (v) filed the civil action within three years of the date the first payment (or contribution or amount, as applicable) would have been due the aggrieved person under the Plan.

ARTICLE V
AMENDMENT AND TERMINATION
5.01	Amendment and Termination of the Plan

The Company expressly reserves the right, at any time and from time to time, by action of or pursuant to authority of its Board of Directors:
(a)	to terminate the Plan in whole or in part; and/or

(b)	to amend the Plan in any respect.
A Participant’s accrued benefit shall not be decreased by an amendment to the Plan, except as may be permitted under the Code and regulations thereunder.

Any termination or amendment shall be evidenced by an instrument executed on behalf of the Company by an authorized officer. No termination or amendment shall increase the duties or responsibilities of a Trustee without its consent thereto in writing.

Promptly after any amendment of the Plan has become effective, the Company shall cause a copy of such amendment to be filed with the Plan Administrator (if other than the Company) and the Trustee.
5.02	Procedure Upon Termination

Upon termination of the Plan, the following actions shall be taken for the benefit of Participants and Beneficiaries:
(a)	As of the termination date, the Trust Fund shall be valued and all Separate Accounts and Sub-Accounts shall be adjusted in the manner provided in Article XI, with any unallocated Employer Contributions or forfeitures being allocated as of the termination date in the manner otherwise provided in the Plan. The termination date shall become a Valuation Date for purposes of Article XI. In determining the net worth of the Trust Fund, there shall be included as a liability such amounts as shall be necessary to pay all expenses in connection with the termination of the Trust and the liquidation and distribution of the property of the Trust, as well as other expenses, whether or not accrued, and shall include as an asset all accrued income.

(b)	All Separate Accounts shall then be distributed to or for the benefit of each Participant or Beneficiary in accordance with the provisions of Article XIV as if the termination date were a termination of his employment with all members of the Controlled Group.

(c)	Notwithstanding the provisions of paragraph (b) of this Section 5.02, no distribution shall be made to a Participant of any portion of the balance of his account that is subject to the distribution restrictions of Section 401(k) of the Code (other than a distribution made in accordance with Article XIX or required in accordance with Section 401(a)(9) of the Code) unless (i) neither his Employer nor any other member of the Controlled Group establishes or maintains another defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, a tax credit employee stock ownership plan as defined in Section 409 of the Code, or a simplified employee pension as defined in Section 408(k) of the Code) either at the time the Plan is terminated or at any time during the period ending 12 months after distribution of all assets from the Plan; provided, however, that this provision shall not apply if fewer than two percent of the Eligible Employees under the Plan were eligible to participate at any time in such other defined contribution plan during the 24-month period beginning 12 months before the Plan termination, and (ii) the distribution the Participant receives is a “lump sum distribution” as defined in Section 402(e)(4)(D) of the Code, without regard to Section 402(e)(4)(D)(i)(I), (II), (III) and (IV).
5.03	Non-Forfeitability Upon Termination of Plan

Upon termination or partial termination of the Plan or the complete discontinuance of contributions to the Plan, the rights of all affected Participants to the amounts credited to the Participants’ Separate Accounts shall be nonforfeitable.

5.04	Reorganization

The merger, consolidation, or liquidation of a member of the Controlled Group that has adopted the Plan with or into any other member of the Controlled Group shall not constitute a termination of the Plan as to such adopting member of the Controlled Group. If an Employer disposes of substantially all of the assets used by the Employer in a trade or business or disposes of a subsidiary and in connection therewith one or more Participants terminates employment but continues in employment with the purchaser of the assets or with such subsidiary, no distribution from the Plan shall be made to any such Participant except in accordance with the distribution restrictions of Section 401(k) of the Code (other than a distribution made in accordance with Article XIX or required in accordance with Section 401(a)(9) of the Code).

5.05	Withdrawal of an Employer

A member of the Controlled Group that has adopted the Plan, other than the Company, may withdraw from the Plan (a “withdrawing employer”) at any time upon notice in writing to the Plan Administrator and shall thereupon cease to be an adopting employer for all purposes of the Plan. A member of the Controlled Group that has adopted the Plan shall be deemed automatically to withdraw from the Plan in the event it ceases to be a member of the Controlled Group, unless the Company otherwise directs. The withdrawal of a member of the Controlled Group shall be treated as a termination of the Plan with respect to Participants who at the time are employed by such withdrawing employer. In the event of any such withdrawal of an adopting employer, the action specified in Section 5.02 shall be taken as of the withdrawal date, as on a termination of the Plan, but with respect only to Participants who are employed solely by the withdrawing employer, and who, upon such withdrawal, are neither transferred to nor continued in employment with any other member of the Controlled Group. The interest of any Participant employed by the withdrawing employer who is transferred to or continues in employment with any other member of the Controlled Group, and the interest of any Participant employed solely by a member of the Controlled Group other than the withdrawing employer, shall remain unaffected by such withdrawal; no adjustment to his Separate Account shall be made by reason of the withdrawal; and he shall continue as a Participant hereunder subject to the remaining provisions of the Plan.

ARTICLE VI
TRUST AGREEMENT AND TRUST FUND
6.01	Trust Agreement and Trust Fund

There shall be one or more Trust Agreements (collectively referred to as the “Trust Agreement”) between the Company and a trustee or trustees selected by the Company or its delegate under the terms of which a Trust Fund will be established for the purpose of receiving or holding contributions made to the Plan, as well as interest and other income on investments of such funds, and for the purpose of paying benefits provided by the Plan. The Company or its delegate may amend the Trust Agreement from time to time to accomplish the purposes of the Plan, may remove any Trustee, and may select any successor trustee. The Trust Agreement and the Trust maintained thereunder shall be deemed to be a part of the Plan as if fully set forth herein and the provisions of the Trust Agreement are hereby incorporated by reference into the Plan.

6.02	Irrevocability

The Trust Fund shall be used to pay benefits as provided in the Plan. No part of the principal or income of the Trust Fund shall be used for, or diverted to, purposes other than those provided in the Plan, and no part of the Trust Fund shall revert to the Company or any member of the Controlled Group except as may be otherwise specifically provided under the Plan, the Trust Agreement, or both.

6.03	Benefits Payable Only from Trust Fund

All benefits paid under the Plan shall be paid from the Trust Fund or from any insurance contract established under Section 6.04, and the Employer shall not be otherwise liable for benefits payable under the Plan.

6.04	Optional Provision for Benefits

The Company reserves the right to change at any time the means through which the benefits under the Plan shall be provided, including the substitution of a contract or contracts with an insurance company or companies, and may thereupon make suitable provision for the use of assets of the Trust Fund to provide for the payment of benefits under such insurance contract or contracts. No such change shall constitute a termination of the Plan or result in the diversion to the Employer of any funds previously contributed hereunder.

6.05	Commingling Authorized

As permitted in the Trust Agreement, the Trust Fund held under the Plan may be commingled with any trust funds held under other employee benefit plans of the Controlled Group, provided such other funds qualify as tax exempt under the applicable provisions of the Code.

ARTICLE VII
LIMITATIONS ON CONTRIBUTIONS
7.01	Definitions

For purposes of this Article VII, the following terms have the following meanings:
(a)	The “annual addition” with respect to a Participant for a limitation year means the sum of the Salary Deferral Contributions and Employer Contributions allocated to his Separate Account for the limitation year (including any amounts that are distributed pursuant to this Article but that are nonetheless required to be considered annual additions), the employer contributions, employee contributions, and forfeitures allocated to his accounts for the limitation year under any other qualified defined contribution plan (whether or not terminated) maintained by an Employer or any other member of the Controlled Group, and amounts described in Sections 415(l)(2) and 419A(d)(2) of the Code allocated to his account for the limitation year.

(b)	The “Code Section 402(g) limit” means the dollar limit imposed by Section 402(g)(1) of the Code or established by the Secretary of the Treasury pursuant to Section 402(g)(5) of the Code in effect on January 1 of the calendar year in which a Participant’s taxable year begins.

(c)	An “excess deferral” with respect to a Participant means that portion of a Participant’s Salary Deferral Contributions that, when added to amounts deferred under other plans or arrangements described in Sections 401(k), 408(k), or 403(b) of the Code, would exceed the Code Section 402(g) limit and is includable in the Participant’s gross income under Section 402(g) of the Code.

(d)	A “limitation year” means the Plan Year or such other 12-month period designated as such by the Company.
7.02	Code Section 402(g) Limit

In no event shall the amount of the Salary Deferral Contributions made on behalf of a Participant for his taxable year, when aggregated with any elective contributions made on behalf of the Participant under any other plan of an Employer or any other member of the Controlled Group for his taxable year, exceed the Code Section 402(g) limit, except to the extent permitted under Section 414(v) of the Code. In the event that the Plan Administrator determines that the reduction percentage elected by a Participant will result in his exceeding the Code Section 402(g) limit, the Plan Administrator may adjust the reduction authorization of such Participant by reducing the percentage of his Salary Deferral Contributions to such smaller percentage that will result in the Code Section 402(g) limit not being exceeded. If the Plan Administrator determines that the Salary Deferral Contributions made on behalf of a Participant would exceed the Code Section 402(g) limit for his taxable year, the Salary Deferral Contributions for such Participant shall be automatically suspended for the remainder, if any, of such taxable year.
7.03	Distribution of Excess Deferrals

If an Employer notifies the Plan Administrator that the Code Section 402(g) limit has been exceeded by a Participant for his taxable year, the excess deferrals plus any income and minus any losses attributable thereto, shall be distributed to the Participant no later than the April 15 immediately following such taxable year. Any Salary Deferral Contributions that are distributed to a Participant in accordance with this Section 7.03 shall not be taken into account in computing the Participant’s actual deferral percentage for the Plan Year in which the Salary Deferral Contributions were made, unless the Participant is a Highly Compensated Employee. If an amount of Salary Deferral Contributions is distributed to a Participant in accordance with this Section 7.03, matching contributions that are attributable solely to the distributed Salary Deferral Contributions, plus any income and minus any losses attributable thereto, shall be distributed to the Participant.

Notwithstanding any other provision of the Plan to the contrary, if a Participant notifies the Plan Administrator in writing no later than the March 1 following the close of the Participant’s taxable year (1) that excess deferrals have been made on his behalf under the Plan and any other plan for such taxable year and (2) the amount of such excess deferrals which are to be allocated to the Plan, the excess deferrals, plus any income and minus any losses attributable thereto, may be distributed to the Participant no later than the April 15 immediately following such taxable year. Any Salary Deferral Contributions that are distributed to a Participant in accordance with this Section 7.03 shall nevertheless be taken into account in computing the Participant’s actual deferral percentage for the Plan Year in which the Salary Deferral contributions were made. If an amount of Salary Deferral Contributions is distributed to a Participant in accordance with this Section 7.03, matching contributions that are attributable solely to the distributed Salary Deferral Contributions, plus any income and minus any losses attributable thereto, shall be distributed to the Participant.

7.04	Limitation on Salary Deferral and Employer Matching Contributions of Highly Compensated Employees
(a)	ADP/ACP Test. In order to ensure that the Plan meets the requirements of Section 401(k) of the Code and Section 401(m) of the Code and applicable regulations thereunder, the provisions of Section 401(k) of the Code, Section 401(m)(2) of the Code, Section 401(m)(9)

of the Code, Treas. Reg. Section 1.401(k)-1(b), Treas. Reg. Section 1.401(k)-2, Treas. Reg. Section 1.401(m)-1(b), Treas. Reg. Section 1.401(m)-2, other applicable regulations under the above Sections of the Code, and subsequent Internal Revenue Service guidance issued under the applicable Code provisions are incorporated herein by reference.

For purposes of this Section 7.04(a), except as prohibited by Treas. Reg. Section 1.401(k)-2(c) and/or Treas. Reg. Section 1.401(m)-2(c), the “prior year testing method” shall be used. In the event the Plan Administrator, in its sole discretion, shall determine that it is necessary or desirable for Salary Deferral Contributions and/or Supplemental Employer Matching Contributions hereunder for one or more Participants to be limited, altered, excess contributions (and earnings thereon) recharacterized or distributed, and/or for excess aggregate contributions (and earnings thereon) to be distributed in order to comply with such Sections of the Code, and such applicable regulations thereunder, it shall, subject to applicable law, take whatever actions are necessary to accomplish the alteration, recharacterization and/or distribution in accordance with such Sections, regulations, and guidance. Such action by the Plan Administrator may relate to past and/or future contributions.

The Plan Administrator shall maintain records sufficient to show that the limitation contained in this Section 7.04(a) was not exceeded with respect to any Plan Year.

(b)	Safe Harbor Nondiscrimination Test. The provisions of Section 3.01 are intended to satisfy the alternative method of meeting nondiscrimination requirements set forth in Section 401(k)(12)(B) of the Code and Section 401(m)(11) of the Code. For each Plan Year the provisions of Section 3.01 are in effect, the Company shall satisfy the notice requirements described in Section 401(k)(12)(D) of the Code. The Plan shall be treated as satisfying the limitations on tax deferred contributions under Section 7.04(a) with respect to Participants eligible to receive Safe Harbor Employer Matching Contributions. Further, the Plan shall be treated as satisfying the limitations on matching contributions described in Section 7.04(a) with respect to Participants eligible to receive Safe Harbor Employer Matching Contributions; provided, however, if Supplemental Employer Matching Contributions are made with respect to Participants eligible to receive Safe Harbor Employer Matching Contributions and if the requirements of Section 401(m)(11) are thereby not satisfied, Section 7.04(a) shall apply to the matching contributions, but only to the extent in excess of 4% of each Participant’s compensation as provided by Treas. Reg. Section 1.401(m)-2(a)(5)(iv).

(c)	Collective Bargaining Employees. The provisions of this Section 7.04 shall be applied separately to those groups of Eligible Employees whose participation in the Plan is governed by a collective bargaining agreement.
7.05	Code Section 415 Limitations on Crediting of Contributions and Forfeitures

Notwithstanding any other provision of the Plan to the contrary: Except to the extent permitted under Section 414(v) of the Code, the annual addition with respect to a Participant for a limitation year shall not exceed the lesser of (i) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code and regulations issued thereunder or (ii) 100% of the Participant’s compensation within the meaning of Section 415(c)(3) of the Code, and regulations issued thereunder for the limitation year; provided, however, that the limit in clause (i) shall be prorated for any short limitation year. If the annual addition to the Separate Account of a Participant in any limitation year would otherwise exceed the amount that may be applied for his benefit under the limitation contained in this Section 7.05, the limitation shall be satisfied by reducing contributions made on behalf of the Participant to the extent necessary in the following order:
(a)	Salary Deferral Contributions made on the Participant’s behalf for the limitation year that have not been matched, if any, shall be reduced.

(b)	Salary Deferral Contributions made on the Participant’s behalf for the limitation year that have been matched, if any, and the matching contributions attributable thereto shall be reduced pro rata.
The amount of any such reduction of Salary Deferral Contributions (plus any income attributable thereto determined to the date of distribution under the method used for allocating income to Participant’s Separate Accounts) shall be returned to the Participant. The amount of any such reduction of Employer Contributions shall be deemed a forfeiture for the limitation year and held unallocated in a suspense account. The suspense account shall be allocated in the same manner as Employer Contributions in the next limitation year, and each succeeding limitation year if necessary. If a suspense account is in existence at any time during a limitation year, all amounts in the suspense account must be allocated to Participants’ Separate Accounts (subject to the limitations contained herein) before any further Salary Deferral Contributions or Employer Contributions may be made to the Plan on behalf of Participants. If a suspense account is in existence at any time during a limitation year, it shall not share in any increase or decrease in the net worth of the Trust Fund. For purposes of this Section 7.05, excesses shall result only from the allocation of forfeitures, a reasonable error in estimating a Participant’s annual compensation, a reasonable error in determining the amount of elective deferrals that may be made with respect to any Participant under the limits of

Section 415 of the Code, or other limited facts and circumstances that justify the availability of the provisions set forth above.
7.06	Coverage Under Other Qualified Defined Contribution Plan

If a Participant is covered by any other qualified defined contribution plan (whether or not terminated) maintained by an Employer or any other member of the Controlled Group, and if the annual addition for the limitation year would otherwise exceed the amount that may be applied for the Participant’s benefit under the limitation contained in Section 7.05, the excess shall be eliminated by reducing Salary Deferral Contributions and Employer Contributions under the Plan to the extent necessary, as provided in Section 7.05. If the limitation in Section 7.05 would still be exceeded after applying the provisions of Section 7.05, the excess shall be reduced in the manner specified in such other plan.

7.07	Scope of Limitations

The limitations contained in Sections 7.05 and 7.06 shall be applicable only with respect to benefits provided pursuant to defined contribution plans described in Section 415(k) of the Code.

7.08	Separate Testing

The Plan Administrator may elect for any Plan Year to apply Section 410(b) of the Code separately to that portion of the Plan that benefits Participants who have not both attained age 21 and been credited with a year of service with the Controlled Group, in accordance with the provisions of Sections 1.410(b)-6(b)(3) and 1.410(b)-7(b)(3) of the Treasury Regulations. In which case, the requirements of Sections 401(a)(4), 401(k)(3), 401(m)(2), and 401(m)(9) of the Code shall be applied separately with respect to such portion of the Plan.

ARTICLE VIII
TOP-HEAVY PROVISIONS
8.01	Definitions

For purposes of this Article VIII, the following terms have the following meanings:
(a)	The “compensation” of a Participant means compensation as defined in Section 415 of the Code and regulations issued thereunder. In no event, however, shall the compensation of a Participant taken into account under the Plan for a Plan Year exceed the dollar limitation under Section 401(a)(17)(A) of the Code, subject to adjustment annually as provided in Section 401(a)(17)(B) and Section 415(d) of the Code. If the compensation of a Participant is determined over a period of time that contains fewer than 12 calendar months, then the annual compensation limitation described above shall be adjusted with respect to that Participant by multiplying the annual compensation limitation in effect for the Plan Year by a fraction the numerator of which is the number of full months in the period and the denominator of which is 12.

(b)	The “determination date” with respect to any Plan Year means the last day of the preceding Plan Year, except that the determination date with respect to the first Plan Year of the Plan, shall mean the last day of such Plan Year.

(c)	A “key employee” means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the employer having annual compensation greater than $140,000 (as adjusted under section 416(i)(1) of the Code), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(d)	A “non-key employee” means any Employee or former Employee who is a not a key employee.

(e)	A “permissive aggregation group” means those plans included in the Employer’s required aggregation group together with any other plan or plans of the Employer, so long as the entire group of plans would continue to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(f)	A “required aggregation group” means the group of tax-qualified plans maintained by a member of the Controlled Group consisting of each plan in which a key employee participates and each other plan that enables a plan in which a key employee participates to meet the requirements of Section 401(a)(4) or Section 410 of the Code, including any plan that terminated within the five-year period ending on the relevant determination date.

(g)	A “top-heavy group” with respect to a particular Plan Year means a required or permissive aggregation group if the sum, as of the determination date, of the present value of the cumulative accrued benefits for key employees under all defined benefit plans included in such group and the aggregate of the account balances of key employees under all defined contribution plans included in such group exceeds 60 percent of a similar sum determined for all employees covered by the plans included in such group.

(h)	A “top-heavy plan” with respect to a particular Plan Year means (i), in the case of a defined contribution plan (including any simplified employee pension plan), a plan for which, as of the determination date, the aggregate of the accounts (within the meaning of Section 416(g) of the Code and the regulations and rulings thereunder) of key employees exceeds 60 percent of the aggregate of the accounts of all participants under the plan, with the accounts valued as of the relevant valuation date and increased for any distribution as provided below, (ii), in the case of a defined benefit plan, a plan for which, as of the determination date, the present value of the cumulative accrued benefits payable under the plan (within the meaning of Section 416(g) of the Code and the regulations and rulings thereunder) to key employees exceeds 60 percent of the present value of the cumulative accrued benefits under the plan for all employees, with the present value of accrued benefits to be determined under the accrual method uniformly used under all plans maintained by the Employer or, if no such method exists, under the slowest accrual method permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code including the present value of any part of any accrued benefits distributed as provided below, and (iii) any plan included in a required aggregation group that is a top-heavy group. For purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date, the following shall apply:
(i)	Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

(ii)	Employees not performing services during year ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.
Notwithstanding the foregoing, if a plan is included in a required or permissive aggregation group that is not a top-heavy group, such plan shall not be a top-heavy plan.
(i)	The “valuation date” with respect to any determination date means the most recent Valuation Date occurring within the 12-month period ending on the determination date.
8.02	Applicability

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Article VIII shall be applicable during any Plan Year in which the Plan is determined to be a top-heavy plan. If the Plan is determined to be a top-heavy plan and upon a subsequent determination date is determined no longer to be a top-heavy plan, the vesting provisions of Article IX shall again become applicable as of such subsequent determination date; provided, however, that if the prior vesting provisions do again become applicable, any Employee with three or more Years of Vesting Service may elect in accordance with the provisions of Article IX, to continue to have his vested interest in his Separate Account determined in accordance with the vesting schedule specified in Section 8.05.

The provisions of this Article VIII shall not be applicable to any Employee covered by a collective bargaining agreement between an Employer and a representative of such Employee as provided in Section 416(i)(4) of the Code.

The provisions of this Article VIII shall not be applicable to the extent provided in Section 416(g)(4)(H).

8.03	Minimum Employer Contribution

If the Plan is determined to be a top-heavy plan, the Employer Contributions and forfeitures allocated to the Separate Account of each non-key employee who is a Participant and who is employed by a member of the Controlled Group on the last day of such top-heavy Plan Year shall be no less than the lesser of (i) three percent of his compensation or (ii) the largest percentage of compensation that is allocated as an Employer Contribution, Salary Deferral Contribution, or both for such Plan Year to the Separate Account of any key employee; except that, in the event the Plan is part of a required aggregation group, and the Plan enables a defined benefit plan included in such group to meet the requirements of Section 401(a)(4) or 410 of the Code, the minimum allocation of Employer Contributions to each such non-key employee shall be three percent of the compensation of such non-key employee. Any minimum allocation to a non-key employee required by this Section 8.03 shall be made without regard to any social security contribution made on behalf of the non-key employee, his number of hours of service, his level of compensation, or whether he declined to make elective or mandatory contributions. For purposes of the foregoing, Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

8.04	Coordination with Other Plans

If the Plan is a top-heavy plan, each non-key employee who is a Participant and who is employed by a member of the Controlled Group on the last day of a top-heavy Plan Year and who is also covered under any other top-heavy plan or plans maintained by the Employer will receive the top-heavy benefits provided under such other defined contribution plan, or, if not covered under such other defined contribution plan, under such other defined benefit plan, in lieu of the minimum top-heavy allocation under the Plan.

8.05	Accelerated Vesting

If the Plan is determined to be a top-heavy plan, unless the Plan provides for more rapid vesting, a Participant’s vested interest in his Separate Account shall be determined in accordance with the following vesting schedule:

Years of Vesting Service	Vested Interest
less than 3	0%
3 or more	100%

ARTICLE IX
SERVICE AND VESTING
9.01	Crediting of Hours of Service

An Employee shall be credited with an Hour of Service for each hour for which the Employee is directly or indirectly compensated or entitled to compensation by the Employer or any other member of the Controlled Group for the performance of duties on or after the Effective Date.

9.02	Service Crediting for Certain Employees

For purposes of determining eligibility for participation under Section 10.01(b),
(a)	For an Employee who (i) was an employee of Valor Communications Group, Inc. or related employer (“Valor”) immediately prior to the merger of Valor Communications Group, Inc. with the Company and (ii) became an Employee upon the merger, the Employee’s employment with Valor prior to the merger shall be counted as employment under the Plan if such period or periods of employment would have been taken into account under the Plan if the Plan had been in effect and had such period or periods of employment been service with a member of the Controlled Group.

(b)	For purposes of determining eligibility for participation under Section 10.01(b) for an Employee who (i) was an employee of Alltel Corporation or related employer immediately prior to the merger of Valor Communications Group, Inc. with the Company, (ii) is not a Transfer Employee under Section 21.01(e), and (iii) became (or again became) an Employee under the Plan after the merger and prior to January 1, 2007, the Employee’s period or periods of employment with Alltel Corporation or related employer shall be counted as employment under the Plan if the Plan had been in effect and such period or periods of employment been service with a member of the Controlled Group.
Notwithstanding any other provision of the Plan, there shall be no duplication of service under the Plan in respect of any single period or otherwise.

9.03	Full Vesting

A Participant shall at all times have a fully vested and nonforfeitable interest in his Separate Account.

ARTICLE X
ELIGIBILITY AND PARTICIPATION
10.01	Eligibility and Participation

Each Eligible Employee shall become a Participant of the Plan as follows:
(a)	For all purposes of the Plan with respect to Rollover Contributions, each Eligible Employee shall become a Participant as soon as practicable after the date on which he becomes an Eligible Employee.

(b)	For all purposes of the Plan other than with respect to Rollover Contributions or as provided in Section 10.01(c), each Eligible Employee shall become a Participant on the later of the date he becomes an Eligible Employee or the date that is six months after the date he first completes an Hour of Service, provided that his employment has not terminated and he remains an Eligible Employee on such date. Notwithstanding the foregoing, a person who is an Eligible Employee as of the first day of the first payroll period for the Plan Year ending December 31, 2007, shall become a Participant on that first day of the first payroll period for the Plan Year ending December 31, 2007.

(c)	Each Eligible Employee whose participation in the Plan is provided for under a collective bargaining agreement between the Employer and the Eligible Employee’s representative shall become a Participant of the Plan for all purposes of the Plan as soon as practicable after the date on which he becomes an Eligible Employee, except to the extent (if any) specifically provided for in such collective bargaining agreement.
10.02	Termination and Rehiring

If an Eligible Employee whose service terminated and who is subsequently rehired by an Employer had met the participation requirements of Section 10.01(b) or (c), as applicable, when his service terminated, the Eligible Employee shall become eligible to participate in the Plan for all purposes of the Plan on his Reemployment Commencement Date.

If an Eligible Employee whose service terminated and who is subsequently rehired by an Employer had not met the participation requirements of Section 10.01(b) when his service terminated, the Eligible Employee shall become eligible to participate in the Plan for purposes of Rollover Contributions on his Reemployment Commencement Date and for all purposes other than Rollover Contributions upon satisfying the participation requirements of Section 10.01(b).

If an Eligible Employee whose service terminated and who is subsequently rehired by an Employer had not met the participation requirements of Section 10.01(c) when his service terminated, the Eligible Employee shall become eligible to participate in the Plan upon satisfying the participation requirements of Section 10.01(c).

10.03	Duration of Participation

Once an Eligible Employee becomes a Participant, he shall remain a Participant (i) while he is an Employee, for so long as a portion of the Trust is credited to his Separate Account whether or not he continues to be an Eligible Employee, or (ii) while he is not an Employee, for so long as a portion of the Trust is credited to his Separate Account or, if earlier, until his death. If a Participant ceases to be an Eligible Employee, no further Salary Deferral Contributions may be made on his behalf and no further Employer Contributions shall be allocated to his Separate Account, except as expressly provided in the Plan.

ARTICLE XI
INVESTMENT FUNDS, ACCOUNTING, AND SEPARATE ACCOUNTS
11.01	Investment Funds

The Trust Fund shall be comprised of separate Investment Funds for the investment of the contributions made hereunder, as provided in the Trust Agreement, and shall include, for periods on and after the later of July 1, 2006 or the date of the merger of the Company with Valor Communications Group, Inc., an Investment Fund known as the Windstream Stock Fund, which shall be invested primarily in common stock of Windstream Corporation, a Delaware corporation, as the common stock is from time to time constituted.

11.02	Participant Loans

If a loan from the Plan to a Participant is approved in accordance with the provisions of Article XVIII, the loan shall be an earmarked investment of a portion of the Participant’s Separate Account. Notwithstanding any other provision of the Plan to the contrary, repayments received with respect to a loan shall be allocated as provided in Article XVIII.

11.03	Participant Investment Elections

Each Participant shall make an investment election, in the manner and with such advance notice period as the Plan Administrator shall prescribe, directing the manner in which his Salary Deferral Contributions, Employer Contributions, and Rollover Contributions shall be invested. A Participant’s investment election shall specify the percentage, in such percentage increments as the Plan Administrator shall prescribe, of such contributions that shall be allocated to one or more of the Investment Funds with the sum of such percentages equaling 100%. A Participant’s investment elections shall remain in effect until his entire interest under the Plan is distributed in accordance with the provisions of the Plan or until he files a change of investment election with the Plan Administrator, as provided in Section 11.04.

11.04	Change of Investment Elections

A Participant may change his investment elections, subject to the provisions of Section 11.04, with respect to future Salary Deferral Contributions and Employer Contributions, with such frequency, at such times, and in the manner and with such advance notice period as the Plan Administrator shall prescribe.

11.05	Transfers Among Investment Funds

A Participant or alternate payee may elect to transfer investments with respect to one or more types of contributions from any Investment Fund to any one or more other Investment Funds, with such frequency, at such times, and in the manner and with such advance notice period as the Plan Administrator shall prescribe. Notwithstanding the foregoing, a Participant may not make an investment election to transfer any amount into or out of any other Investment Fund for which transfers in or out are not permitted. A Participant’s transfer election shall specify a percentage or amount, in such percentage or amount increments as the Plan Administrator may prescribe, of the amount eligible for transfer that is to be transferred, which percentage may not exceed 100 percent and which amount may not exceed the amount eligible for transfer. A transfer election may be made at such times, and in the manner and with such advance notice period as the Plan Administrator shall prescribe, subject to any restrictions pertaining to a particular Investment Fund. The Plan Administrator shall authorize the Trustee to make the necessary transfers among the Investment Funds to reflect transfer elections.

11.06	Allocation of Earnings or Losses to Separate Accounts

As of each current Valuation Date and prior to the allocation of Salary Deferral Contributions and Employer Contributions attributable to the period beginning with the day following the preceding Valuation Date and ending with such current Valuation Date, there shall be allocated to each Participant’s Separate Account, by credit to or deduction therefrom, as the case may be, a portion of the increase or decrease in the value of the Investment Fund or Investment Funds in which the Participant’s Separate Account is invested since the preceding Valuation Date attributable to interest, dividends, changes in market value, expenses, and gains and losses realized from the sale of assets. In determining the value of the Investment Fund or Investment Funds, the Trustee shall value the assets at their fair market value as of the Valuation Date. Allocations with respect to each Investment Fund shall be made in the proportion that each such Participant’s Separate Account or percentage thereof as of the preceding Valuation Date, reduced by any distributions from the Participant’s Separate Account attributable to such Investment Fund since such date, bears to the total of all such Separate Accounts or percentages thereof which are invested in the particular Investment Fund as of the preceding Valuation Date, reduced by any distributions from all Participants’ Separate Accounts attributable to such Investment Fund since such date.

Notwithstanding the foregoing provisions of this Section 11.06 or any other provision of the Plan, some or all of the Investment Funds may be administered and accounted for on a share basis or unitized basis, and Separate Accounts (and Sub-Accounts, as applicable) invested therein may be valued accordingly, as determined by the Plan Administrator.

11.07	Separate Accounts

A Separate Account shall be established in the name of each Participant reflecting his interest in the Trust Fund. Each Separate Account shall be maintained and administered for each Participant and Beneficiary in accordance with the provisions of the Plan. The balance of each Separate Account shall be the balance of the account after all credits and charges thereto, for and as of such date, have been made as provided herein.

11.08	Sub-Accounts

A Participant’s Separate Account shall be divided into such Sub-Accounts as are necessary or appropriate to reflect a Participant’s interest in the Trust Fund.

11.09	No Participant Investment Election

If for any reason a Participant’s Separate Account includes amounts with respect to which the Participant has not made an investment election, the Participant shall be deemed to have elected, but with respect only to the applicable type or types of contributions for which an investment election was not made, to have 100% of such contributions invested in the Investment Fund or Investment Funds as shall be determined by the Plan Administrator.

ARTICLE XII
SALARY DEFERRAL CONTRIBUTIONS AND ROLLOVER CONTRIBUTIONS
12.01	Salary Deferral Contributions

Effective as of the date he becomes a Participant, or the beginning of any subsequent payroll period, each Participant may elect, in the manner and with such advance notice period as the Plan Administrator shall prescribe, to have Salary Deferral Contributions made to the Plan on his behalf by his Employer as hereinafter provided. A Participant’s election shall include his authorization for his Employer to reduce his Compensation and to make Salary Deferral Contributions on his behalf and his election as to the investment of his contributions in accordance with Article XI. Salary Deferral Contributions on behalf of a Participant shall commence as soon as practicable after the date on which his election is effective.

12.02	Amount of Salary Deferral Contributions

The amount of Salary Deferral Contributions to be made to the Plan on behalf of a Participant by his Employer shall be an integral percentage of his Compensation for the applicable payroll period of not less than 1% nor more than 50%. A Participant’s Compensation shall be reduced for each payroll period by the percentage he elects to have contributed on his behalf to the Plan in accordance with the terms of his currently effective salary reduction agreement.

12.03	Changes in Salary Reduction Agreement

A Participant may change the percentage of his future Compensation that his Employer contributes on his behalf as Salary Deferral Contributions at such time or times, and in the manner and with such advance notice period as the Plan Administrator shall prescribe. A Participant who changes his Compensation reduction authorization shall be limited to selecting a percentage of his Compensation that is otherwise permitted under Section 12.02. Salary Deferral Contributions shall be made on behalf of such Participant by his Employer pursuant to his amended Compensation reduction authorization filed in accordance with this Section 12.03 commencing with Compensation paid to the Participant on or after the date such filing is effective, until otherwise altered or terminated in accordance with the Plan.

12.04	Suspension of Salary Deferral Contributions

A Participant may have his Salary Deferral Contributions suspended at any time in the manner and with such advance notice period as the Plan Administrator shall prescribe. Any such voluntary suspension shall take effect commencing with Compensation paid to such Participant after the expiration of the required notice period and shall remain in effect until Salary Deferral Contributions are resumed as hereinafter set forth.

12.05	Resumption of Salary Deferral Contributions

A Participant may resume such contributions at such times, and in the manner and with such advance notice period as the Plan Administrator shall prescribe. A Participant who resumes Salary Deferral Contributions shall be limited to selecting a percentage of his Compensation that is otherwise permitted under Section 12.02.

12.06	Delivery and Crediting of Salary Deferral Contributions

As soon as practicable after the date an amount would otherwise be paid to an Employee as it can reasonably be separated from Employer assets, each Employer shall cause to be delivered to the Trustee in cash all Salary Deferral Contributions attributable to such amounts, but in no event later than such time as is required by regulations under Section 401(k) of the Code. As of a Valuation Date occurring as soon as practicable after the Salary Deferral Contributions have been received by the Trustee, after the credits or debits to each Participant’s Separate Accounts as required by Section 11.06, an amount equal to the Salary Deferral Contribution allocable to each Participant shall be credited to the Separate Account of such Participant.

12.07	Limitations on Salary Deferral Contributions

Salary Deferral Contributions are subject to all applicable limitations contained in Article VII.

12.08	Rollover Contributions

Subject to the approval of the Plan Administrator, an Eligible Employee who was a participant in a plan qualified under Section 401 of the Code and who receives a cash distribution from such plan that he elects either (i) to roll over immediately to a qualified retirement plan (including as a direct rollover) or (ii) to roll over into a conduit IRA from which he receives a later cash distribution, may elect to make a Rollover Contribution to the Plan if he is entitled under the Code to roll over such distribution to another qualified retirement plan. The Plan Administrator may require an Eligible Employee to provide it with such information as it deems necessary or desirable to show that he is entitled to roll over such distribution to another qualified retirement plan. An Eligible Employee shall make a Rollover Contribution to the Plan by delivering, or causing to be delivered, to the Trustee the cash that constitutes the Rollover Contribution amount within 60 days of receipt of the distribution from the plan or from the conduit IRA in accordance with procedures established by the Plan Administrator. The Eligible Employee shall also deliver to the Plan Administrator his election as to the investment of his contributions in accordance with Article XI.

An Eligible Employee who is the surviving spouse of a person who was a participant in a plan qualified under Section 401(a) of the Code and who receives a cash distribution from such retirement plan with respect to such deceased person that the Eligible Employee elects either (i) to roll over immediately to a qualified retirement plan (including as a direct rollover) or (ii) to roll over into a conduit IRA from which he receives a later cash distribution, may elect to make a Rollover Contribution in cash to the Plan if the Eligible Employee is entitled under the Code to roll over such distribution to another qualified retirement plan.

Rollover Contributions under this Section 12.08 shall not include employee after-tax contributions that are not includible in gross income.

12.09	Catch-Up Contributions

A Participant who is eligible to make Salary Deferral Contributions and who has attained fifty (50) years of age prior to the end of the applicable Plan Year shall be eligible to make Catch-Up Contributions in accordance with the provisions of this Section 12.09 and in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the limitations of Section 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 of the Code, as applicable, by reason of the allowance of such Catch-Up Contributions.

Catch-Up Contributions shall not be taken into account for purposes of determining Supplemental Employer Matching Contributions, but shall be taken into account for purposes of determining Safe Harbor Employer Matching Contributions.

Effective as of the date he becomes a Participant, or the beginning of any subsequent payroll period, each Participant may elect, in the manner and with such advance notice period as the Plan Administrator shall prescribe, to have Catch-Up Contributions made to the Plan on his behalf by his Employer as hereinafter provided. A Participant’s election shall include his authorization for his Employer to reduce his Compensation and to make Catch-Up Contributions on his behalf. Catch-Up Contributions shall be accounted for in a Sub-Account, and shall be invested according to the investment elections attributable to Salary Deferral Contributions.

ARTICLE XIII
EMPLOYER CONTRIBUTIONS AND ALLOCATIONS
13.01	Safe Harbor Employer Matching Contributions

Each Matching Employer shall make a Safe Harbor Employer Matching Contribution on behalf of each Participant who is eligible to receive Safe Harbor Employer Matching Contributions in an amount equal to:
(a)	100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions or Catch-Up Contributions for the payroll period, plus

(b)	50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions or Catch-Up Contributions for the payroll period.
As soon as administratively practicable following the end of each payroll period, Safe Harbor Employer Matching Contributions shall be made by the Matching Employer and allocated to each Participant on behalf of whom the Safe Harbor Employer Matching Contributions were made for that payroll period. Notwithstanding the making and allocation of Safe Harbor Employer Matching Contributions on a payroll by payroll basis throughout the Plan Year, as of the last day of each Plan Year, the Matching Employer shall make and allocate to each Participant on behalf of whom Safe Harbor Employer Matching Contributions were made during the Plan Year Safe Harbor Employer Matching Contributions in an amount, if any, determined by taking into account the safe harbor formula and the Participant’s Compensation, Salary Deferral Contributions and Catch-Up Contributions for the entire Plan Year.

13.02	Supplemental Employer Matching Contributions

For each Plan Year, a Matching Employer may, in its sole discretion, make Supplemental Employer Matching Contribution(s) under the Plan with respect to Salary Deferral Contributions made by the Matching Employer on behalf of its Eligible Employees in an amount that is a percentage (as determined by the Matching Employer in its sole discretion) of Salary Deferral Contributions that are not in excess of a percentage (as determined by the Matching Employer in its sole discretion) of Compensation paid by the Matching Employer for that Plan Year. A person is entitled to share in the allocation of Supplemental Employer Matching Contribution(s) of a Matching Employer for a Plan Year only if he is an Eligible Employee of the Matching Employer at any time during the Plan Year and Salary Deferral Contributions were made on his behalf as an Eligible Employee of the Matching Employer during the Plan Year. As of the last Valuation Date of each Plan Year, after making the credits or debits to Participants’ Separate Accounts required by

Section 11.06, an amount equal to the Supplemental Employer Matching Contribution(s) for the Plan Year shall be allocated to those Participants in the Plan on behalf of whom the Supplemental Employer Matching Contribution(s) of a Matching Employer for the Plan Year were made.

With respect to any Eligible Employee who is covered by a collective bargaining agreement between an Employer and a representative of the Employee, the Employer shall make a Supplemental Matching Contribution under the Plan with respect to Salary Deferral Contributions made by the Employer on behalf of the Employee only as agreed to in the collective bargaining agreement, which matching formula(s) are set forth in Appendix A.

13.03	Timing of Employer Contributions

The Employer Contributions which are to be made for a Plan Year shall be paid to the Trust from time to time as deemed advisable by the Employer but in no event later than the earliest of (i) the time prescribed by law for filing the Employer’s Federal income tax return for its applicable taxable year, including extensions thereof, (ii) such time as is required by regulations under Section 401(k) and/or Section 401(m) of the Code, as applicable, or (iii) such time (if any and as applicable) expressly provided by the Plan. In no event shall the total amount of Employer Contributions under this Article XIII exceed the maximum amount deductible in such year, under the provisions of the Code and applicable Treasury Regulations thereunder.

13.04	Suspense Account Reduction

Employer Contributions shall be reduced, if necessary, by any amount held in a suspense account pursuant to Article VII.

13.05	Limitations on Employer Contributions

Employer Contributions are subject to all applicable limitations contained in Article VII.

13.06	Overriding Provisions Regarding Collective Bargaining Agreements

Notwithstanding any other provision of this Article XIII or any other provision of Plan to the contrary, an Employee who is covered by a collective bargaining agreement between an Employer and a representative of such Employee shall not receive any allocation(s) of Supplemental Employer Matching Contribution(s), Safe Harbor Employer Matching Contribution(s) or any other Employer Contribution(s) (to the extent the Plan provides any other Employer Contribution(s)), except to the extent (if any) specifically provided for in such collective bargaining agreement.

ARTICLE XIV
DISTRIBUTIONS
14.01	Distributions

A Participant whose Settlement Date occurs shall receive distribution of the value of his Separate Account in a form of payment provided in Article XV as soon as reasonably practicable following the date on which his Settlement Date occurs or the date his application for distribution is filed with the Plan Administrator, if later.

14.02	Distributions to Beneficiaries

If a Participant dies prior to the date distribution of his Separate Account has been made, his Beneficiary shall receive distribution of the value of the Participant’s Separate Account in a single sum payment as soon as reasonably practicable following the date the Beneficiary’s application for distribution is filed with the Plan Administrator.

14.03	Administrative Powers Relating to Payments

If a Participant or Beneficiary is under a legal disability or, by reason of illness or mental or physical disability, is in the opinion of the Plan Administrator unable properly to attend to his personal financial matters, the Trustee may make such payments in such of the following ways as the Plan Administrator shall direct:
(a)	directly to such Participant or Beneficiary;

(b)	to the legal representative of such Participant or Beneficiary; or

(c)	to some relative by blood or marriage, or friend, for the benefit of such Participant or Beneficiary.
Any payment made pursuant to this Section 14.03 shall be in complete discharge of the obligation under the Plan.

14.04	Reemployment

If a Participant whose Settlement Date has occurred is reemployed by an Employer or any other member of the Controlled Group, he shall lose his right to any distribution or further distributions from the Trust Fund arising from his prior Settlement Date and his interest in the Trust Fund with respect to such amounts shall thereafter be treated in the same manner as that of any other Participant whose Settlement Date has not occurred, and such prior election, if any, of a form of payment hereunder shall be ineffective.

ARTICLE XV
FORMS OF PAYMENT
15.01	Method of Distribution

On and after a Participant’s Settlement Date, or the date his application for distribution is filed with the Plan Administrator, if later, and after all adjustments to his Separate Account required as of that date shall have been made, distribution of his Separate Account shall be made as soon after such date as is administratively practicable, to the Participant, or, if the Participant has died, to his Beneficiary, in the form of a single sum payment.

The Participant or Beneficiary (including an alternate payee) may elect to have a distribution under this Section 15.01 distributed in shares of “Windstream Stock”, as defined in the Trust Agreement, to the extent that the Separate Account from which distribution is being made was invested in the “Windstream Stock Fund”, as defined in the Trust Agreement, on the Valuation Date applicable in determining the amount of the distribution. The number of shares of Windstream Stock to be distributed shall be determined based on the Valuation Date that was used to determine the amount that would have been distributed in cash and by using the value per share of Windstream Stock used for valuing the Windstream Stock Fund for such Valuation Date, with any fractional share converted to cash and payment of the value of the fraction share made in cash.

15.02	Consent and Timing

Any distribution to the Participant that commences prior to his attainment of the age of 65 years shall require the written consent of the Participant within 90 days of the date of any such distribution if the value of the Participant’s Separate Account at the time of such distribution exceeds $1,000. For purposes of the immediately preceding sentence, rollover contributions made to a Participant’s Separate Account pursuant to Section 12.08 shall be taken into consideration in determining the value of a Participant’s Separate Account.

15.03	Notice Regarding Distribution

Within the 60 day period ending 30 days prior to the date distribution of a Participant’s Separate Account is to be made or commenced, the Plan Administrator shall provide him with a written explanation of the forms of payment available under the Plan, his right to make a direct rollover, and, except as otherwise provided in Section 15.04, the Participant’s right to defer distribution of his Separate Account until a date not later than the date required pursuant to Article XVI. Notwithstanding the foregoing, distribution may be made or commenced less than 30 days after the notice required by this Section 15.03 is given to the Participant, provided that:

(a)	the Plan Administrator clearly informs the Participant that he has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution and, if applicable, a particular distribution option, and

(b)	the Participant, after receiving the notice, affirmatively elects a distribution.
15.04	Small Benefit Cash-Out

Notwithstanding the preceding provisions of this Article XV, the Separate Account of a Participant shall be distributed in a single sum payment as soon as practicable following his Settlement Date if the value of his vested Separate Account is $1,000 or less.

15.05	Direct Rollover Requirements

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this Section, the following definitions shall apply:
(a)	Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any amount that is distributed on account of hardship; and, unless transferred to an individual account or annuity described in Section 408(a) or (b) of the Code or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible, the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(b)	Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code that accepts the distributee’s eligible rollover distribution, an annuity contract described in Section 403(b) of the Code, or an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from the Plan.

(c)	Distributee: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(d)	Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.
15.06	Amount and Timing of Distribution

The value of a Participant’s Separate Account for purposes of distribution (and the amount of any distribution) shall be based on the value of the vested balance of the Participant’s Separate Account as of the Valuation Date determined (on a uniform basis) by the Plan Administrator. Distribution shall be made as promptly as practicable after the Valuation Date applicable to such distribution.

15.07	Form of Election

All elections under Article XIV and this Article XV shall be in writing on the form prescribed by the Plan Administrator from time to time and must be filed on a timely basis.

ARTICLE XVI
MINIMUM REQUIRED DISTRIBUTIONS
16.01	General Rules
(a)	Section 401(a)(14) Provision. Unless a Participant elects a later date (subject to the provisions of this Article XVI), distribution of a Participant’s Separate Account shall be made or commenced to the Participant no later than 60 days after the close of the Plan Year in which: occurs the date on which the Participant attains age 65; occurs the tenth anniversary of the year in which the Participant commenced participation in the Plan; or the Participant’s employment terminates with the Employer and all other members of the Controlled Group.

(b)	Requirements of Treasury Regulations Incorporated. All distributions required under this Article XVI will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(c)	Precedence. The provisions of this Article XVI will take precedence over any inconsistent provisions of the Plan.
16.02	Time and Manner of Distribution
(a)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date. Required beginning date means the April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70-1/2 or (ii) the calendar year in which such Participant separated from employment with the Controlled Group; provided, however, that, in the case of a Participant who is a “5 percent owner” (as defined in section 416 of the Code) with respect to the Plan Year ending in the calendar year in which the Participant attains age 70-1/2, the April 1 of the calendar year in which the Participant attains age 70-1/2.

(b)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(1)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then, except as provided in Section 16.02(b)(5) below, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(2)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then, except as provided in Section 16.02(b)(5) below, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this section 16.02(b), other than Section 16.02(b)(1), will apply as if the surviving spouse were the Participant.

(5)	If the Participant dies before distributions begin and there is a designated beneficiary, distribution to the designated beneficiary is not required to begin by the date specified in the foregoing provisions of this Section 16.02(b), but the Participant’s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to either the Participant or the surviving spouse begin, the immediately preceding sentence will apply as if the surviving spouse were the Participant.
For purposes of this Section 16.02 and Section 16.04, unless Section 16.02(b)(4) applies, distributions are considered to begin on the Participant’s required beginning date. If Section 16.02(b)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 16.02(b)(1). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 16.02(b)(1)), the date distributions are considered to begin is the date distributions actually commence.

(c)	Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year, distributions will be made in accordance with

Sections 16.03 and Section 16.04 in the required minimum amount or, if elected by the Participant or designated beneficiary, as applicable, on the form that the Plan Administrator may prescribe, in a single sum. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and regulations thereunder.
16.03	Required Minimum Distributions During Participant’s Lifetime
(a)	Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:
(1)	the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(2)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.
(b)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 16.03 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.
16.04	Required Minimum Distributions After Participant’s Death
(a)	Death On or After Date Distributions Begin
(1)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(i)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(iii)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
(2)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(b)	Death Before Date Distributions Begin
(1)	Participant Survived by Designated Beneficiary. Except as provided in Section 16.02(b)(5), if the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Section 16.04(a).

(2)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(3)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 16.02(b)(1), this Section 16.04 will apply as if the surviving spouse were the Participant.
16.05	Definitions
(a)	Designated Beneficiary. The individual who is designated as the Beneficiary under Article XVII of the Plan and is the designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-4, of the Treasury regulations.

(b)	Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 16.02(b). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(c)	Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(d)	Participant’s Account Balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(e)	Required Beginning Date. The date specified in Section 16.02(a) of the Plan.

ARTICLE XVII
BENEFICIARIES
17.01	Designation of Beneficiary

Subject to the provisions of Section 17.02, each Participant shall have the right to designate, by filing a written designation with the Plan Administrator on such form as the Plan Administrator may prescribe, a person or persons or entity to receive any benefit which may become payable upon the death of such Participant or any installment payments remaining unpaid at the death of the Participant. A married Participant’s Beneficiary shall be his Spouse, unless the Spouse has consented in the manner provided in Section 17.02 to the Participant’s designation of a Beneficiary other than his Spouse. A non-Spouse Beneficiary designation made by a Participant and consented to by his Spouse may be revoked by the Participant in writing at any time, without the consent of his Spouse. Any new Beneficiary designation must again comply with the requirements of Section 17.02.

17.02	Spousal Consent Requirements

Any written spousal consent given pursuant to this Article XVII shall acknowledge the effect of the action taken, shall specifically acknowledge any non-Spouse Beneficiary designated by the Participant, and shall be witnessed by a Plan representative or a notary public. Such spousal consent shall be valid only with respect to the Spouse who signs the consent. Notwithstanding any other provision of the Plan to the contrary, written spousal consent shall not be required if the Participant establishes to the satisfaction of the Plan Administrator that such consent cannot be obtained because the Spouse cannot be located or because of other circumstances set forth in Section 401(a)(11) of the Code and regulations issued thereunder.

17.03	No Beneficiary

If no Beneficiary has been designated pursuant to Section 17.01, if a designation is for any reason illegal or ineffective, or if no Beneficiary survives the Participant and he has no surviving Spouse, then the Beneficiary under the Plan shall be the Participant’s estate. If a Beneficiary dies after becoming entitled to receive a distribution under the Plan but before distribution is made to him in full, and if no other Beneficiary has been designated to receive the balance of the distribution in that event, the estate of the deceased Beneficiary shall be the Beneficiary as to the balance of the distribution.

17.04	Reliance

In determining a Participant’s Beneficiary, the Plan Administrator may act and rely upon any information it deems reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient.

ARTICLE XVIII
LOANS
18.01	Application for Loan

A Participant who is a party in interest (or any other person with a Separate Account under the Plan who is a party in interest) may make written application to the Plan Administrator for a loan from his Separate Account. Loans shall be made in accordance with a written loan policy prescribed by the Plan Administrator, and which policy is hereby incorporated into and made a part of the Plan. As collateral for any loan granted hereunder, the Participant shall grant to the Plan a security interest in up to 50 percent of his vested interest under the Plan determined as of the date as of which the loan is originated in accordance with Plan provisions and, in the case of a Participant who is an active employee, also shall enter into an agreement to repay the loan by payroll withholding. No loan in excess of 50 percent of the Participant’s vested interest under the Plan shall be made from the Plan. Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other employees.

A loan shall not be granted unless the Participant consents to the charging of his Separate Account in accordance with the provisions of Section 18.05 for unpaid principal and interest amounts in the event the loan is declared to be in default.

18.02	Reduction of Account Upon Distribution

Notwithstanding any other provision of the Plan, the amount of a Participant’s Separate Account that is distributable to the Participant or his Beneficiary under Article XIV or XIX shall be reduced by the portion of his vested interest that is held by the Plan as security for any loan outstanding to the Participant, provided that the reduction is used to repay the loan. If distribution is made because of the Participant’s death prior to the commencement of distribution of his Separate Account and less than 100 percent of the Participant’s vested interest in his Separate Account (determined without regard to the preceding sentence) is payable to his surviving spouse, then the balance of the Participant’s vested interest in his Separate Account shall be adjusted by reducing the vested account balance by the amount of the security used to repay the loan, as provided in the preceding sentence, prior to determining the amount of the benefit payable to the surviving spouse.

18.03	Requirements to Prevent a Taxable Distribution

Notwithstanding any other provision of the Plan to the contrary, the following terms and conditions shall apply to any loan made to a Participant under this Article XVIII:

(a)	The interest rate on any loan to a Participant shall be a reasonable interest rate commensurate with current interest rates charged for loans made under similar circumstances by persons in the business of lending money.

(b)	The amount of any loan to a Participant (when added to the outstanding balance of all other loans to the Participant from the Plan or any other plan maintained by an Employer or a Related Company) shall not exceed the lesser of:
(1)	$50,000, reduced by the highest outstanding balance of any other loan to the Participant from the Plan or any other plan maintained by an Employer or a Related Company during the preceding 12-month period; or

(2)	50 percent of the vested portion of the Participant’s Separate Account and his vested interest under all other plans maintained by an Employer or a Related Company.
(c)	The term of any loan to a Participant shall be no greater than five years, except in the case of a loan used to acquire any dwelling unit which within a reasonable period of time is to be used (determined at the time the loan is made) as a principal residence of the Participant.

(d)	Except as otherwise permitted under Treasury regulations, substantially level amortization shall be required over the term of the loan with payments made not less frequently than quarterly.
18.04	Administration of Loans

Any loan approved by the Plan Administrator shall be an ear-marked investment of the Participant’s Separate Account. All principal and interest paid by the Participant on a loan made under this Article XVIII shall be deposited to his Separate Account and shall be allocated upon receipt among the Investment Funds in accordance with the Participant’s currently effective investment election.

18.05	Default

If a Participant fails to make or cause to be made, any payment required under the terms of the loan by the last day of the calendar quarter following the calendar quarter in which the required installment payment was due, the Plan Administrator may direct the Trustee to declare the loan to be in default, and the entire unpaid balance of such loan, together with accrued interest, shall be immediately due and payable. In any such event, if such balance and interest thereon is not then paid, the Trustee shall charge the Separate Account of the borrower with the amount of such balance and interest as of the earliest date a distribution may be made from the Plan to the borrower without adversely affecting the tax qualification of the Plan or of the cash or deferred arrangement.

ARTICLE XIX
IN-SERVICE WITHDRAWALS
A Participant may, while still employed by a member of the Controlled Group, make certain withdrawals from his Separate Account, subject to the following restrictions:
(a)	Withdrawals may be made only as of a Valuation Date after all adjustments have been made to the accounts.

(b)	All withdrawals are subject to the Participant having filed a written application with the Plan Administrator at least such number of days prior to the date on which the withdrawal is to be made as the Plan Administrator shall prescribe.

(c)	All withdrawals shall be in the form of a single-sum cash payment and the amounts withdrawn shall be debited from the Participant’s Separate Account as of the date the payment is made.

(d)	A Participant may make a withdrawal from his Salary Deferral Contribution Account (but not in excess, if any, of the aggregate of his Salary Deferral Contributions made to the Plan over the withdrawals from his Salary Deferral Contribution Account) only in the event that he furnishes satisfactory evidence to the Plan Administrator that the withdrawal is to alleviate his financial hardship and is for one of the following reasons:
(1)	expenses for (or necessary to obtain) medical care that would be deductible by the Participant under Section 213(d) of the Code (without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)	costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant,

(3)	payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, the Participant’s Spouse, or any dependent of the Participant (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B));

(4)	the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5)	payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents

(as defined in Section 152 of the Code, without regard to Section 152(d)(1)(B) of the Code); or

(6)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income).
(e)	For the purpose of (d) above, financial hardship shall mean an immediate and heavy financial need that cannot be met from other resources of the Participant. A distribution will be deemed to be necessary to satisfy an immediate and heavy financial need of the Participant if all of the following requirements are satisfied:
(1)	the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant;

(2)	the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all of the plans maintained by the Employer and all other members of the Controlled Group; and

(3)	the Participant’s Salary Deferral Contributions under the Plan and his employee elective contributions and employee contributions, other than mandatory employee contributions to a defined benefit plan, under all other Employer maintained qualified and nonqualified plans of deferred compensation, except health or welfare benefit plans, are suspended for six months after receipt of the hardship distribution.
(f)	The Plan Administrator shall establish such rules and give such directions to the Trustee as shall be appropriate to effectuate the withdrawal in accordance with the terms hereof.

(g)	In the event that a Participant has an outstanding loan at the time of his withdrawal, the amount of the withdrawal may not exceed the excess of (a) the amount which he would otherwise be entitled to withdraw over (b) the amount of any outstanding loan.

(h)	Any withdrawal made under this Article XIX shall be made first from any voluntary after-tax contributions that the Participant may have made to a Prior Plan, then from any rollover contributions eligible for withdrawal for reasons other than hardship that the Participant may have made to a Prior Plan, then from amounts attributable to Employer Contributions that the Participant may have made to a Prior Plan prior to January 1, 1995, then from any other amounts eligible for withdrawal (including hardship withdrawals), and then from amounts attributable to Salary Deferral Contributions.

In the event that the actual date of payment of the amount of the withdrawal from a Participant’s Separate Account does not coincide with a Valuation Date, the amounts credited to his Sub-Accounts in the applicable Investment Fund or Funds shall be adjusted, on the basis of a policy established with respect to each Investment Fund by the Plan Administrator (which policy may be changed with respect to each such fund from time to time for application in the future), based upon the latest data available to the Plan Administrator immediately prior to its authorization of such payment, to reflect investment gains or losses in the funds credited to his Sub-Accounts in the applicable Investment Fund or Funds since the last Valuation Date.

ARTICLE XX
MERGER OF CERTAIN PLANS INTO THE PLAN
20.01	In General

This Article XX contains special provisions regarding Prior Plans that have been merged into the Plan from time to time. Except as may be expressly provided elsewhere in this Article XX, the forms of payment or other rights available under a Prior Plan that may not be eliminated under the Code (and regulations thereunder) shall be available under the Plan solely with respect to a Participant’s interest under a Prior Plan and not to the Participant’s interest under the Plan determined without regard to this Article XX. A Participant may, however, elect to receive his entire interest under the Plan in a form of payment provided under Article XV.

20.02	[Reserved]

ARTICLE XXI
TRANSFER OF CERTAIN BENEFITS TO THE PLAN FROM THE
ALLTEL CORPORATION 401(k) PLAN
21.01	Definitions

For purposes of this Article XXI, the following definitions shall apply:
(a)	“Alltel” shall mean Alltel Corporation, a Delaware Corporation.

(b)	The “Effective Date” shall mean July 1, 2006, except that for a Transfer Employee who is designated as a Spinco Employee or Spinco Individual on or after July 1, 2006 and before the date of the merger of the Company with Valor Communications Group, Inc., the date of the merger of the Company with Valor Communications Group, Inc.

(c)	The “Transfer Agreement” shall mean the Employee Benefits Agreement between Alltel Corporation and Alltel Holding Corp. dated as of December 8, 2005.

(d)	The “Transfer Accounts” shall mean the accounts transferred to the Plan from the Transfer Plan in accordance with the provisions of the Transfer Agreement.

(e)	A “Transfer Employee” shall mean the Spinco Employees and Spinco Individuals as defined in and designated as such in accordance with the Transfer Agreement as of June 30, 2006 and, for those not designated as such on or before June 30, 2006, the Spinco Employees and Spinco Individuals as defined in and designated as such in accordance with the Transfer Agreement on or after July 1, 2006 and before the date of the merger of the Company with Valor Communications Group, Inc.

(f)	“Transfer Plan” shall mean the Alltel Corporation 401(k) Plan.
21.02	Transfer of Accounts

The Company shall direct the Trustee to accept the Transfer Accounts from the trustee of the Transfer Plan, in accordance with the provisions of the Transfer Agreement, to be held, administered, and disposed of by the Trustee, under the terms, conditions, and provisions of the Plan. Except as otherwise expressly provided in this Article XXI, the general provisions of the Plan shall govern with respect to the Transfer Accounts, to the extent not inconsistent with any provision of the Transfer Plan that may not be eliminated under the Code (and regulations thereunder).

21.03	Establishment of Accounts

As of the Effective Date, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each Transfer Employee. In addition to any credits or debits to the Separate Account of the Transfer Employees on or after the Effective Date, in accordance with the Plan’s general provisions, as of the date the Transfer Accounts are received by the Trustee and deposited in the Trust Fund there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such Transfer Employee’s prior separate account or sub-account of the corresponding type under the Transfer Plan as certified to the Plan Administrator by the plan administrator of the Transfer Plan.

21.04	Elections, Waivers, and Beneficiary Designations

Any election, waiver, or beneficiary designation made under the Transfer Plan for the Transfer Employee shall apply under the Plan until a superseding election, waiver, beneficiary designation, as applicable, is made under the Plan.

21.05	Outstanding Loans

Notwithstanding any other provision of the Plan to the contrary, any outstanding loan of a Transfer Employee under the Transfer Plan shall be repaid under the Plan by payroll deduction and otherwise continue to be administered in accordance with its terms and the applicable provisions of the Transfer Plan in effect at the time the loan was granted.

21.06	Domestic Relations Orders

Notwithstanding any other provision of the Plan to the contrary (in particular the last sentence of Section 3.03(b)), a distribution to an alternate payee under a qualified domestic relations order received by the Plan Administrator of the Transfer Plan prior to January 1, 2002 may not be made to the alternate payee prior to when the participant could have received distribution except as required to be made available by Section 414(p)(4) of the Code.

21.07	Vested Interest of Transfer Employees

Each Transfer Employee shall be 100% vested in the entire balance of his separate account transferred to the Plan from the Transfer Plan.

21.08	Hardship Withdrawals

The “Employer Contribution Account” under the Transfer Plan with respect to amounts attributable to “Employer Contributions” made to the Transfer Plan for periods prior to January 1, 1995 may be withdrawn in accordance with the provisions of Article XIX. The “Salary Contribution Account” (but not in

excess, if any, of (a) the sum or (i) the net credit balance in his “Salary Deferral Contribution Account” under the Transfer Plan as of December 31, 1988 and (ii) the aggregate of his “Salary Deferral Contributions” made to the Transfer Plan on and after January 1, 1989 over (b) the withdrawals on and after January 1, 1989 from his “Salary Deferral Contribution Account” under the Transfer Plan) under the Transfer Plan may be withdrawn in accordance with the provisions in Article XIX. The Transfer Accounts shall be considered a Prior Plan for purposes of Article XIX.

21.09	Alltel Stock Fund

The Trust Fund shall include an Investment Fund known as the Alltel Stock Fund, which shall be invested primarily in common stock, par value $1.00 per share, of Alltel Corporation, a Delaware corporation, as the common stock is from time to time constituted. No monies may be contributed to or transferred to the Alltel Stock Fund other than shares of Alltel Corporation transferred to the Plan from the Transfer Plan for a Transfer Employee.

The Participant or Beneficiary (including an alternate payee) may elect to have a distribution under Section 15.01 distributed in shares of “Alltel Stock”, as defined in the Trust Agreement, to the extent that the Separate Account from which distribution is being made was invested in the “Alltel Stock Fund”, as defined in the Trust Agreement, on the Valuation Date applicable in determining the amount of the distribution. The number of shares of Alltel Stock to be distributed shall be determined based on the Valuation Date that was used to determine the amount that would have been distributed in cash and by using the value per share of Alltel Stock used for valuing the Alltel Stock Fund for such Valuation Date, with any fractional share converted to cash and payment of the value of the fraction share made in cash.

21.10	Safe Harbor Continuation

The Plan shall be deemed to be a continuation of the Transfer Plan for a Transfer Employee for purposes of meeting the nondiscrimination tests under Sections 401(k)(3) and Section 401(m)(2) of the Code, including the safe harbor requirements under Sections 401(m)(12) and 401(m)(11) of the Code. The “true up” Safe Harbor Employer Matching Contributions made under the Plan as of December 31, 2006 for a Transfer Employee shall be determined taking into account the safe harbor formula and the Participant’s Compensation, Salary Deferral Contributions and Catch-Up Contributions under the Transfer Plan and the Plan for 2006.

21.11	Installment Form for Beneficiaries

If a Participant dies after the date of the balance of his separate account transferred to the Plan from the Transfer Plan has commenced in the form of installments, his Beneficiary shall receive distribution of the remainder of the installment payments beginning as soon as reasonably practicable following the Participant’s date of death; except that a Participant’s Beneficiary may elect to receive a single sum payment of the Participant’s remaining Separate Account in lieu of any further installments.

21.12	Service Crediting

For purposes of determining eligibility for participation under Section 10.01(b) for a Transfer Employee, the Transfer Employee’s employment with Alltel Corporation or related employer prior to the Effective Date shall be counted as employment under the Plan.

21.13	Overriding Provisions

The provisions of this Article XXI shall apply notwithstanding any other provisions of the Plan, except Section 3.07, and shall override any conflicting Plan provisions.

ARTICLE XXII
EFFECTIVE DATES
22.01	Effective Date

This Plan is effective as of July 1, 2006.

22.02	EGTRRA Effective Dates

This Plan document is intended to be good faith compliance with the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, provisions of this Plan implementing EGTRRA shall also be effective with respect to any plan merged (including a transfer of assets and liabilities from any plan subject to section 414(l) of the Code) into the Plan as of the first date such change became required by reason of such provision (including for periods prior to the merger date to the extent so required), and accordingly is also an amendment of any plan merged (including a plan from which assets and liabilities were transferred) into the Plan for this purpose. This provision shall be effective to amend any plan merged (including a plan from which assets and liabilities were transferred) into the Plan only with respect to EGTRRA, and shall not be construed to expand the definition of “eligible employee,” change benefit rates, or otherwise change any substantive provision of any plan merged (including a plan from which assets and liabilities were transferred) into the Plan that is not directly affected by EGTRRA prior to the merger date.

EXECUTED this 1st day of July, 2006.

ALLTEL HOLDING CORP.
By:	/s/ Robert Boyd
Title: Vice President of Benefits

APPENDIX A
Supplemental Matching Formula(s) for Employees
Covered by a Collective Bargaining Agreement
[Reserved]